Meritor, Inc. 2135 West Maple Road Troy, Michigan 48084-7121 USA 800-535-5560 Tel meritor.com

April 21, 2016

Ivor J. Evans
[redacted]

Mr. Evans:

Subject: Mutually Agreed Upon Transition Agreement

This letter agreement (this "Agreement") confirms your acceptance of a transition package from Meritor, Inc (“Meritor” or the “Company”). Both parties expressly agree that your acceptance of this agreement is completely voluntary. You and the Company have agreed to enter into this Agreement pursuant to the following terms and conditions and consideration:

1.	Transition Date from Active Employment to Board Member. Your last day of work in the office with the Company is April 21, 2016. Your last day of active employment with the Company will be April 30, 2016, your "Transition Date". Post Transition Date, you will become a non-independent director of the Company’s Board of Directors, whereby you will compensated with a prorated board approved retainer fee, committee meeting fees and equity-based award for your service on an annual basis for the rest of your term.

2.	Vacation Pay. You will receive any unpaid salary and any accrued but unused vacation through your Transition Date in the form of a lump sum within 30 days of your Transition Date, or such earlier date as may be required by law. These amounts are savings plan eligible under the Company's tax-qualified savings plan ("Company Savings Plan").

3.	Incentive Compensation Plan. Given that your last day of active employment will be April 30, 2016 you will be eligible to receive a pro-rated incentive compensation plan (ICP) payment for fiscal year 2016 based on time worked through your Transition Date. Such payment will be subject to the applicable formula, in accordance with ICP metrics. Any final award determination is subject to approval by the Compensation & Management Development Committee of the Company's Board of Directors. If an ICP award is approved, your ICP award payment for fiscal year 2016 will be paid in a single lump sum payment in December 2016.

4.	Equity Awards. You have received equity grant(s). You will be eligible to retain your equity grants as follows:

-	Hiring Incentive Award of Non-qualified Stock Options:
○	Any vested options shall be exercisable until September 11, 2018
○	Unvested options can vest until September 30, 2016 so long as remaining performance hurdles are achieved. Failure to achieve the remaining performance hurdles will result in forfeiture of any of the unvested stock options.

-	FY2014-FY2016 LTIP award will vest on December 1, 2016 pending Board of Directors approval, based upon applicable formulae
-	FY2015-FY2017 LTIP award will be forfeited based on plan provisions since your Transition Date is prior to the December 1, 2017 vesting date.

Ivor J. Evans
April 21, 2016

-	FY2016-FY2018 LTIP award will be forfeited based on plan provisions since your Transition Date is prior to the December 1, 2018 vesting date.

5.	Financial Planning/Car Allowance. Your Company-provided financial planning benefits and car allowance will cease as of April 30, 2016.

6.	Disability Coverage. Your coverage under the Company's short and long term disability plans will cease as of April 30, 2016.

7.	Company Tax-Qualified Savings Plan. You will cease to be an active participant in the Company Savings Plan as of April 30, 2016. You are 100% vested in your savings plan deferrals and related company matching contributions under such plan. Benefits under the Company Savings Plan will be paid in accordance with the terms of such plan.

Based on your age and years of service with the Company, you are 100% vested in the pension contribution portion of your Company Savings Plan account.

You will be able to request a Company Savings Plan distribution after your Transition Date. Please contact T. Rowe Price for information about your Meritor Savings Plan and Pension Contribution accounts at (800) 922-9945.

8.	Company Supplemental Pension, Supplemental Savings and Deferred Compensation Plans. Any benefits to which you are entitled under the Company's supplemental pension, supplemental savings and deferred compensation plans will be payable in accordance with the terms of such plans, including the six month wait for key employees. Please contact Mike Lei for more information.

9.	Company Health Plans. If you are currently enrolled in the Company's group medical, dental and/or vision plans and are making the payroll deductions associated therewith, coverage will remain in force through April 30, 2016. After April 30, 2016, you will be entitled to continue your group medical, dental and vision coverage at your own expense for a period of up to 18 months through COBRA. Information as to the cost of such coverage will be supplied to you approximately two weeks following your Transition Date. Notwithstanding the foregoing, if you become employed and covered by a health insurance plan of a new employer, you must immediately notify the Company’s Vice President of Human Resources. Your coverage under the Company’s health plans will cease as of the date you become covered under such other employer’s health plan.

10.	Other Company Welfare Benefits. Your coverage under the Company's life and accidental death and dismemberment (AD&D) plans will remain in force through April 30, 2016. Such life Insurance coverage may be converted to an individual policy within 31 days after termination of such coverage by contacting MetLife at (888) 622-6616.

Your enrollment in any voluntary benefits, including Supplemental Life and/or supplemental AD&D for you and/or your dependents, Critical Illness Insurance and/or MetLaw, and the payroll deductions associated therewith, will continue through April 30, 2016. MetLife will contact you by mail following that date with regard to your ability to convert the coverage to an individual policy.

11.	Medicare Reporting. By signing this Agreement, you acknowledge that you have carefully reviewed Attachment A regarding Medicare Reporting and you have fully and accurately completed Attachment A regarding potential Medicare eligibility. You also agree to waive and release any private cause of action for damages pursuant to 42 U.S.C. 1395. The parties have not shifted responsibility for medical treatment to Medicare in contravention of 42 U.S.C. 1395 and further acknowledge that any action or decision by the Centers for Medicare & Medicaid Services or Medicare regarding your eligibility or entitlement to Medicare or Medicare payments will not affect the finality of this Agreement or render the release of claims void or ineffective. The parties made every effort to adequately protect Medicare’s interest and incorporate such into the settlement terms, and to comply with both federal and state law. You agree you will indemnify, defend and hold the Company harmless from any Medicare conditional payments and right to payment, known or unknown, and all claims or liens related thereto.

Ivor J. Evans
April 21, 2016

12.	Withholdings. All payments and benefits under this Agreement are subject to any and all applicable tax and other withholdings.

13.	Company Property. You will deliver promptly to the Company (and not keep in your possession or deliver to any other person or entity) any and all property belonging to the Company or any of its subsidiaries or divisions that is in your possession or under your control, including without limitation, credit cards, other electronic equipment, records, data, notes, reports, correspondence, financial information, customer files and information and other documents or information (including any and all copies of such Company property).

14.	Release of Claims. You will not have the right to assert that the Company or any Company Released Party unlawfully terminated your employment or violated any of your rights in connection with your employment.

You affirm that you have not filed, and agree, to the maximum extent permitted by law, not to initiate or cause to be initiated on your behalf, any complaint, charge, claim or proceeding against the Company Released Parties before any federal, state or local agency, court or other body relating to your employment, the cessation thereof or any other matters covered by the terms described above, and agree not to voluntarily participate in such a proceeding. Further, you hereby waive your right to, and agree, to the maximum extent permitted by law, not to, seek, receive, collect, or benefit from any monetary or other compensatory settlement, award, judgment, or other resolution (including a resolution that would otherwise provide for reinstatement to employment) of any complaint, charge, or claim that any agency or other body pursues against any of the Company Released Parties, whether pursued solely on your behalf or on behalf of a greater class of individuals.

Nothing in this Agreement shall preclude or prevent you from filing a claim with the Equal Employment Opportunity Commission that challenges the validity of the release in this paragraph 14 solely with respect to your waiver of any Losses that may arise under the ADEA.

15.

The Company agrees on behalf of its subsidiaries and divisions and its and their respective current and former officers, directors, employees, agents, owners, affiliates, successors and assigns (the "Company Parties") to release, acquit and forever discharge you, your heirs, executors, administrators and assigns, of and from any and all manner of actions and causes of action, suits, debts, damages, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, rights and demands whatsoever, whether known or unknown ("Losses"), which the Company Parties ever had, now have or may hereafter have, against you or any of them arising out of or by reason of any cause, claim, controversy, matter or thing whatsoever, including but not limited to any and all claims arising in the ordinary course and scope of your employment with the Company and its predecessors, excepting any act found to be criminal by a court of competent jurisdiction from the beginning of the world to the date hereof, including without limitation, any and all matters relating to your employment by the Company and its predecessors and the cessation thereof, any and all matters relating to your compensation and benefits by or from the Company and its predecessors and any and all matters arising under any federal, state or local statute, rule, regulation or principle of contract law or common law.

Ivor J. Evans
April 21, 2016

The Company understands that as a result of the prior paragraph, the Company will not have the right to assert that you unlawfully terminated your employment or violated any of the Company’s rights in connection with your employment.

The Company affirms that it has not filed, and agrees not to initiate or cause to be initiated on its behalf, any complaint, charge, claim or proceeding against you before any federal, state or local agency, court or other body relating to matters released in this paragraph 15, and agrees not to voluntarily participate in such a proceeding.

The Company agrees to indemnify you and to provide you legal counsel in any litigation, administrative proceeding or investigation relating to your employment with the Company in which you are originally named as a defendant. Notwithstanding the foregoing, the Company shall have no obligation to indemnify you for any act found to be criminal or outside the scope of your employment, by a court of competent jurisdiction.

16.	Confidentiality. The Company and you agree that the terms and conditions of this Agreement are confidential and that neither party will disclose the terms of this Agreement to any third parties, other than (i) disclosure by you to your spouse, (ii) disclosure by the Company or you to its or your respective attorneys, auditors, financial advisors and accountants, (iii) as may be required by law (including securities laws) or (iv) as may be necessary to enforce this Agreement. Without limiting the generality of the foregoing, you acknowledge that the Company may, to the extent required by applicable law, describe or incorporate the terms of this Agreement in, and/or file or incorporate this Agreement as an exhibit to, one or more filings with the Securities and Exchange Commission.

17.	Termination. Either party shall have the right to terminate this Agreement at any time if the other party breaches any of the obligations stated herein under this Agreement after that party has received written notice of the claimed breach and has failed to cure the breach within fifteen (15) days of receipt of notice.

18.	Advice of Counsel/Voluntary Consideration. You acknowledge that you have been advised to consult with an attorney prior to signing this Agreement. You also acknowledge, understand and agree that this Agreement is voluntarily entered into by you in consideration of the undertakings by the Company as set forth herein and is consistent in all respects with the discussions by the Company personnel with you relating to your separation.

19.	Proprietary Information. You agree that you will not disclose, nor will you use any Meritor proprietary information at any time, including after you leave employment with the Company. Proprietary information is any sensitive information owned by the Company and which gives or potentially gives the Company certain competitive advantages and is not widely known to the public. Proprietary information can include secret formulas, processes, and methods used in production. It can also include the Company’s business and marketing plans, salary structure, customer lists, contracts, and details of its computer systems. Special knowledge and skills that an employee has learned on the job are considered to be the Company’s proprietary information.

20.	Release Period and Effective Date. This Agreement may be revoked within seven (7) days from the date it is signed by you by notifying counsel for Meritor, Richard Rose, Interim General Counsel Meritor, Inc., 2135 W. Maple Road, Troy, Michigan 48084, in writing. Any such revocation will be effective upon receipt by Mr. Rose. This Agreement will become effective and irrevocable upon expiration of the seven (7) day revocation period.

21.	Arbitration. In the event there is a dispute regarding this Agreement or your employment with the Company, you and the Company agree that, except where injunctive relief is being sought by either party to enforce this Agreement, any such dispute will be resolved solely and exclusively by binding arbitration, by and under the rules of the American Arbitration Association, in accordance with the Company’s “Mutual Agreement to Arbitrate Claims” and the Company’s “Standards of Business Conduct and Conflict of Interest Certificate” that you have signed previously. A judgment of any circuit court may be rendered upon the award made pursuant to this Agreement and shall be valid, enforceable and irrevocable save upon such grounds as exist at law or in equity for the rescission or revocation of any contract. Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be submitted to and resolved by final and binding arbitration in Oakland County, Michigan (conducted pursuant to the aforementioned American Arbitration Association).

Ivor J. Evans
April 21, 2016

22.	Severability. If any provision or portion of this Agreement shall for any reason be held invalid or unenforceable such invalidity or unenforceability shall not affect any other provision hereof and the remaining provisions or portions of this Agreement shall remain in full force and effect, and shall be interpreted to best reflect the intent of the parties.

23.	Section 409A.

	(a)	The payments and benefits under this Agreement are intended to comply with or be exempt from the requirements of Section 409A. To the extent that any payment or benefit under this Agreement is subject to the requirements of Section 409A, then, with respect to such payment or benefit, this Agreement will be interpreted to the maximum extent permitted by law in a manner to comply with the requirements of Section 409A.

	(b)	Notwithstanding any other provision of this Agreement, payments or benefits under this Agreement that are subject to the requirements of Section 409A may only be provided upon an event and in a manner that complies with Section 409A, and any such payment or benefit that is to be made upon or as a result of a termination of employment shall only be made if such termination of employment constitutes a "separation from service" (as defined under Section 409A).

	(c)	Notwithstanding any other provision of this Agreement, payments or benefits under this Agreement that are subject to the requirements of Section 409A that are provided as a result of a separation from service during the six (6) month period immediately following your separation from service will not be provided during that six (6) month period immediately following your separation from service. Such payments and benefits shall instead be provided during the first payroll cycle immediately following the expiration of such six-month period.

	(d)	All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements and in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your employment with the Company and any in-kind benefit is provided during your employment with the Company (unless a different time period is stated elsewhere in this Agreement), (ii) the amount of expenses eligible for reimbursement or in-kind benefits to be provided during a calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year, (iii) any reimbursement will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred, and (iv) the right to the reimbursement or in-kind benefit is not subject to liquidation or exchange for cash or any other benefit.

	(e)	Notwithstanding the foregoing, the Company makes no representation to you about the effect of Section 409A on the provisions of this Agreement.

Ivor J. Evans
April 21, 2016

24.	Final Agreement. This Agreement is a complete and final agreement between you and the Company and its successors and supersedes all other offers, agreements, and negotiations. Notwithstanding the foregoing, the Invention Assignment and Arbitration Agreements remain in full force and effect except as modified by this Agreement.

Sincerely,

William R. Newlin
Lead Director of the Board of Directors of Meritor, Inc.

/s/ William R. Newlin
cc:	J. Craig
T. Heffron
R. Rose

Accepted and Agreed by:
/s/ Ivor J. Evans
Ivor J. Evans

4/21/16
Date

Ivor J. Evans
April 21, 2016

ATTACHMENT A - MEDICARE ELIGIBILITY AND REPORTING

Medicare Eligible and a Medicare Beneficiary: A person may be Medicare eligible if he/she: (1) is 65 years of age or older; (2) is suffering from end stage renal failure and meets certain additional conditions, (3) is suffering from amyotrophic lateral sclerosis, (4) has received Social Security benefits for twenty-four (24) months or longer. A person currently receiving Medicare benefits is a Medicare Beneficiary.

I confirm the following:

☐   I am Medicare eligible or a Medicare Beneficiary. I confirm that I am either Medicare eligible (or will be Medicare eligible within thirty (30) months), or I am currently a beneficiary of Medicare benefits.

☐   I am not Medicare eligible and do not reasonably expect to be Medicare eligible within thirty (30) months, nor am I currently a beneficiary of Medicare benefits. I further confirm that I have not applied for Social Security benefits, nor have I been denied Social Security benefits for which I am appealing the denial.

If you have selected “Yes, I am Medicare eligible or a Medicare Beneficiary,” please read the following provisions carefully:

I confirm that I have not made any claim for illness or injury against the Released Parties, nor am I aware of any facts supporting any claim, under which the Released Parties could be liable for medical expenses incurred by me before or after signing this Agreement. I confirm that I am not aware of any medical expenses which Medicare has paid on my behalf for which the Company is or could be liable now or in the future. I am not aware of any Medicare conditional payments that have been made on my behalf in connection with my transition of employment from the Company, and I agree if requested to use my best efforts to obtain a letter from Medicare to this effect. I agree and affirm that, to the best of my knowledge, no liens by any governmental entity exists, including but not limited to, any lien for Medicare conditional payments.

I will assume responsibility for Medicare conditional payments, including but not limited to, subrogation claims, liens, or other rights to payment, relating to medical treatment that may be asserted by a health care provider, insurer, governmental entity, employer or other person or entity. I will indemnify, defend and hold the Company harmless from any and all damages (including multiple damages), claims and rights to payment, including any attorneys’ fees, brought by any person or entity against the Company to recover any conditional or other Medicare payments made to me.

I confirm and acknowledge that the above statements by me are true. Further, I confirm that the above definitions are provided for my assistance, however, it is my sole responsibility to accurately evaluate my Medicare eligibility and/or beneficiary status and disclose that status to the Company. If I am Medicare eligible or a Medicare Beneficiary, I have carefully read and agree to the above provisions.

Signature:	Date: